UNDERWRITING AGREEMENT

Schedule A

Jacobs & Company Mutual Fund

Abacus Value Fund

The Rational Investor® Fund

The Biondo Fund

Critical Math Fund

The Gaming and Casino Fund

This schedule was amended on December 19, 2005 to add The Biondo and Critical Math Funds.

This schedule was amended on March 23, 2006 to add The Gaming and Casino Fund.

UNDERWRITING AGREEMENT

Schedule B-6

The Gaming and Casino Fund

Fee Schedule

Service Fee

For services performed hereunder, the Trust shall pay an annual fee of $5,000 per Fund, per share class PLUS 0.01% per annum of each Fund's average daily net assets, payable monthly in arrears.

Out-of-Pocket Expenses

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by AFD in connection with activities performed for the Fund(s) hereunder including, without limitation:

•     typesetting, printing and distribution of prospectuses and shareholder reports

•     production, printing, distribution and placement of advertising and sales literature and materials

•     engagement of designers, free-lance writers and public relations firms

•     long-distance telephone lines, services and charges

•     postage

•     overnight delivery charges

•     NASD fees

•     marketing expenses

•     record retention fees

•     travel, lodging and meals

•     Standard NSCC charges

IN WITNESS WHEREOF, the parties hereto have executed this Schedule to the Underwriting Agreement dated March 6, 2006.

NORTHERN LIGHTS FUND TRUST          AQUARIUS FUND DISTRIBUTORS, LLC

By: _____________________________        By: _____________________________

      Michael J. Wagner, President                         Brian Nielsen, President